AMENDMENT NUMBER 7
                                       TO
                        TELEPHONE AND DATA SYSTEMS, INC.
                            TAX-DEFERRED SAVINGS PLAN



                  WHEREAS, Telephone and Data Systems, Inc., an Iowa corporation (the "Company"), has heretofore adopted and maintains a profit sharing plan with a cash or deferred arrangement for the benefit of its employees designated the "Telephone and Data Systems, Inc. Tax-Deferred Savings Plan" (the "Plan"); and

                  WHEREAS, the Company desires to amend the Plan in certain respects;

                  NOW, THEREFORE, pursuant to the power of amendment contained in Section 10.1 of the Plan, the Plan is hereby amended, effective as of January 1, 1995, as follows:

                  1. Section 4.3(a)(iv) of the Plan is hereby amended by inserting the words "and before January 1, 1995" after the words "on or after January 1, 1994" contained in the first sentence thereof.

                  2. Section 4.3(a)(v) of the Plan is hereby amended to read as follows:


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                           (v) Effective for Salary Reduction Contributions made
                  on or after January 1, 1995, each Employer shall contribute to the Trust a Matching Employer Contribution on behalf of each Employee employed by such Employer on the Annual Valuation Date (or, in the case of an Employee who terminated Service during the Plan Year on account of his retirement, Total and Permanent Disability or death, on behalf of each such former Employee employed by such Employer on the date of such termination of Service) who is participating in the Plan and who is credited with a Year of Benefit Accrual Service equal to (i) in the case of Suttle Press, Inc., 40%, and (ii) in the case of any other Employer, 20%, of the Matchable Salary
                  Reduction   Contribution  for  the  Plan  Year  of  each  such
                  Employee.   For  purposes  of  this  Section   4.3(a)(v),   an
                  Employee's "Matchable Salary Reduction Contribution" means the Salary Reduction Contributions authorized by the Employee that do not exceed 6% of the Employee's Compensation determined as of the end of the Plan Year. For purposes of this subsection
                  (a), Compensation shall have the same meaning as that term is defined in Section 4.2(a), except that, effective for Matching Contributions made after December 31, 1994, an Employee's Compensation shall only include Compensation paid to such Employee for the portion of the Plan Year during which the Employee is eligible to participate in the Plan.


                  IN WITNESS WHEREOF, the Company has caused this Amendment Number 7 to Telephone and Data Systems, Inc. Tax-Deferred Savings
Plan to be adopted this 26th day of July, 1995.

                                    TELEPHONE AND DATA SYSTEMS, INC.



                                    /s/ LeRoy T. Carlson, Jr.
                                    LeRoy T. Carlson, Jr.
                                    President and Chief Executive Officer

                                    ACCEPTED

                       As of this 26th day of July, 1995.



/s/ LeRoy T. Carlson, Jr.                   /s/ Ronald D. Webster
- ------------------------------              --------------------------
LeRoy T. Carlson, Jr., Trustee              Ronald D. Webster, Trustee



/s/ C. Theodore Herbert                     /s/ Michael G. Hron
- ------------------------------              --------------------------
C. Theodore Herbert, Trustee                Michael G. Hron, Trustee

                                     - 2 -

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